EXHIBIT 14.1

ROKIT AMERICA, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Initially adopted on April 14, 2026

1. Introduction

The Board of Directors of ROKIT America, Inc. (the “Company”) has adopted this code of business conduct and ethics (the “Code”), which is applicable to all directors, officers, and employees of the Company, with the intent to:

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

promote the full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), as well as in other public communications made by or on behalf of the Company;

•	promote compliance with applicable governmental laws, rules, and regulations;

•	deter wrongdoing; and

•	require prompt internal reporting of breaches of, and accountability for adherence to, this Code.

This Code may be amended only by resolution of the Company’s Board of Directors. In this Code, references to the “Company” include, in appropriate context, the Company’s subsidiaries and affiliates.

2. Honest, Ethical and Fair Conduct

Each person owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest, fair, and candid. Deceit, dishonesty, and subordination of the Company’s interests to personal interests are inconsistent with integrity. Service to the Company should never be subordinated to personal gain or advantage.

Each person must:

•	Act with integrity, including being honest and candid while still maintaining the confidentiality of the Company’s information where required or in the Company’s interests.

•	Observe all applicable governmental laws, rules, and regulations.

1

•

Comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in order to maintain a high standard of accuracy and completeness in the Company’s financial records and other business-related information and data.

•	Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices.

•	Deal fairly with the Company’s customers, suppliers, competitors, and employees.

•	Refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

•	Protect the assets of the Company, including intellectual property and proprietary information, and ensure their proper use.

•

Refrain from taking for themselves personally opportunities that are discovered through the use of corporate assets and refrain from using corporate assets, information, or position for general personal gain outside the scope of employment with the Company.

•

Avoid conflicts of interest, wherever possible, except under guidelines or resolutions approved by the Board of Directors (or the appropriate committee of the Board of Directors). Anything that would be a conflict for a person subject to this Code also will be a conflict if it is related to a member of his or her family or a close relative. Examples of conflict of interest situations include, but are not limited to, the following:

•	any significant ownership interest in any supplier or customer;

•	any consulting or employment relationship with any customer, supplier, or competitor;

•	any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with the Company;

•	the receipt of any money, non-nominal gifts, or excessive entertainment from any company with which the Company has current or prospective business dealings;

•	being in the position of supervising, reviewing, or having any influence on the job evaluation, pay, or benefit of any close relative;

•	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell; and

•

any other circumstance, event, relationship, or situation in which the personal interest of a person subject to this Code interferes – or even appears to interfere – with the interests of the Company as a whole.

2

3. Conflicts of Interest

A conflict of interest occurs when an individual's private interest (or the interest of a member of their family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of their family) takes actions or has interests that may make it difficult to perform their work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of their family) receives improper personal benefits as a result of their position in the Company.

Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer are expressly prohibited.

Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 3.

Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or internal or external counsel of the Company. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the internal or external counsel (or other person as directed by such counsel) of the Company with a written description of the activity and seeking their written approval. If the supervisor is themself involved in the potential or actual conflict, the matter should instead be discussed directly with the internal or external counsel (or other person as directed by such counsel) of the Company.

Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee.

4. Disclosure

The Company strives to ensure that the contents of and the disclosures in public communications and in the reports and documents that the Company files with the SEC shall be full, fair, accurate, timely, and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each person must:

•

not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators, self-regulating organizations, and other governmental officials, as appropriate; and

•	in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

3

In addition to the foregoing, the Chief Executive Officer and Chief Financial Officer of the Company and each subsidiary of the Company (or persons performing similar functions), and each other person that typically is involved in the financial reporting of the Company must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

Each person must promptly bring to the attention of the Chairperson of the Audit Committee of the Company’s Board of Directors (or the Chairperson of the Company’s Board of Directors if no Audit Committee exists) any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls.

5. Compliance

It is the Company’s obligation and policy to comply with all applicable governmental laws, rules, and regulations in the cities, states and countries in which the Company operates. It is the personal responsibility of each person to, and each person must, adhere to the standards and restrictions imposed by those laws, rules, and regulations, including those relating to accounting and auditing matters.

6. Reporting and Accountability

The Board of Directors or Audit Committee, if one exists, of the Company is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any situation. Any person who becomes aware of any existing or potential breach of this Code is required to notify the Chairperson of the Board of Directors or Audit Committee promptly. Failure to do so is itself a breach of this Code.

Specifically, each person must:

•	Notify the Chairperson promptly of any existing or potential violation of this Code.

•	Not retaliate against any other person for reports of potential violations that are made in good faith.

The Company will follow the following procedures in investigating and enforcing this Code and in reporting on the Code:

•	The Board of Directors or Audit Committee, if one exists, will take all appropriate action to investigate any breaches reported to it.

•	If the Audit Committee (if one exists) determines by majority decision that a breach has occurred, it will inform the Board of Directors.

•

Upon being notified that a breach has occurred, the Board by majority decision will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee (if one exists) and/or the Company’s counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

4

The Company does not tolerate acts of retaliation against any person who makes a good faith report of known or suspected acts of misconduct or other violations of this Code. No person following the above procedure shall, as a result of following such procedure, be subject by the Company or any officer or employee thereof to discharge, demotion, suspension, threat, harassment, or, in any manner, discrimination against such person in terms and conditions of employment.

7. Waivers and Amendments

Any waiver (defined below) or an implicit waiver (defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions or any amendment (as defined below) to this Code is required to be disclosed in the Company’s Annual Report on Form 10-K or in a Current Report on Form 8-K filed with the SEC.

A “waiver” means the approval by the Company’s Board of Directors of a material departure from a provision of the Code. An “implicit waiver” means the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company. An “amendment” means any amendment to this Code other than minor technical, administrative, or other non-substantive amendments hereto.

All persons should note that it is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code. Waivers shall be granted only in extraordinary circumstances as determined by the Board.

8. Other Policies and Procedures

Any other policy or procedure set out by the Company in writing or made generally known to employees, officers, or directors of the Company prior to the date hereof or hereafter are separate requirements and remain in full force and effect.

9. Inquiries

All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the Company’s compliance officer or legal counsel.

5